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                                                                EXHIBIT 10.8

                   DEVELOPMENT AGREEMENT BETWEEN THE CITY
                      AND THE MAJESTIC STAR CASINO, LLC


     THIS AGREEMENT ("Agreement") is made and entered into as of this      day
of March, 1996 by and between the City of Gary, an Indiana municipal corporation, (the "City"), and The Majestic Star Casino, LLC, formerly known as Barden-Davis Casino, LLC, and also as Barden PRC-Gary, LLC, an Indiana limited liability company ("Developer").

                                  RECITALS

     1) WHEREAS, the General Assembly of the State of Indiana has promulgated the Indiana Riverboat Gambling Act (the "Act"); and

     2) WHEREAS, the principal purposes of the Act are to promote economic development, urban redevelopment and employment in the State of Indiana, generally, and the City of Gary, Indiana, specifically, among other municipalities; and

     3) WHEREAS, the City and the Developer desire to promote the economic development, urban development and employment of the citizens of the City through riverboat gaming facilities and certain other amenities (collectively, the "Project") in the City on or near certain property commonly referred to as Buffington Harbor which Harbor is described on attached Schedule A (the "Property"); and

     4) WHEREAS, the Developer has made certain representations and commitments to the City and to the IGC relative to proposed economic development projects in the City and the State of Indiana, which have been more particularly described in a Binding Memorandum of Understanding Between the City and Barden-Davis Casino, LLC, dated September 7, 1995 (the "Majestic MOU"), the Certificate of Suitability to Barden PRC-Gary, LLC For A Riverboat Owner's License To Be Docked in Gary, Indiana, dated December 27, 1994 (the "Majestic Certificate") and the September 29, 1995 Agreement, and the City and Developer 2 desire to set forth their obligations to each other herein; and

     5) WHEREAS, the Developer and Trump Indiana, Inc.

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("Trump") have formed Buffington Harbor Riverboats, L.L.C., a Delaware limited liability company (the "LLC"), which will satisfy certain of the obligations of the Developer hereunder concerning the development, construction and operation of certain of the common facilities and amenities attendant to the Developer's riverboat gaming operations as required by 2.01; and

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     6) WHEREAS, the Developer and Trump have entered into a First Amended and
Restated Operating Agreement for the LLC dated October 31, 1995, as amended (the "Operating Agreement"); and

     7) WHEREAS, the Developer had caused a Phase I Harbor Modification Plan to be approved by the United States Army Corps. of Engineers and the Indiana Department of Natural Resources; and

     8) WHEREAS, the Developer contemplates a Phase II Plan as more particularly described in the Operating Agreement; and

     9) WHEREAS, the Majestic MOU contemplates the execution of this Agreement embodying the agreements described in the Majestic MOU;

     10) WHEREAS, Majestic has made representations, guarantees and promises as set forth in its Applications, Amendments thereto and presentations to the Commission in furtherance of its request for a Certificate of Suitability and for the ultimate issuance of its license;

     NOW THEREFORE, for good and valuable consideration, the receipt and legal adequacy of which are acknowledged, and in further consideration of the mutual promises contained herein, the parties to this Agreement (collectively, the "Parties" and, individually, a "Party") agree as follows:

                                  ARTICLE I

                                   GENERAL

     Section 1.01 Verification of Recitals; Purpose of Agreement. Each of the foregoing recitals is true and correct. The purpose of this Agreement is to set forth the agreements of the Developer with the City.

     Section 1.02 Other Business. Each of the Developer and the LLC shall have the free and unrestricted right, independently, to engage in and receive full benefits of any and all business ventures within the jurisdictional boundaries of the City, including those which are competitive, except as

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provided below, without consulting with (or allowing participation by) the
City. The Developer shall, in its sole discretion, independently operate a riverboat gaming vessel pursuant to the Act ("Riverboat Gaming Operations"), but the City shall not have an interest in or rights not specified herein with respect to the Developer's Riverboat Gaming Operation, unless the Developer otherwise agrees.




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     The Developer agrees not to engage in any gaming operations in any market within 100 miles of the City other than Riverboat Gaming Operations at the Property, prior to the opening of Riverboat Gaming Operations at the Property. In the event that the Developer engages in gaming operations in another market within 100 miles from the City, subsequent to the opening of the Riverboat Gaming Operations at the Property, (a) the Developer independently or through the LLC, shall maintain the level of its marketing expenditures for five years after the date of commencement of gaming operations in such other market (the "Competition Commencement Date"), and (b) for each year during the three year period after the Competition Commencement Date, the Developer's aggregate annual AGR Commitment, as defined below, before offsets and reductions permitted by this Agreement, shall not be less than the Developer's aggregate annual AGR Commitment, before offsets and reductions permitted by this Agreement, during the 12-month period preceding the Competition Commencement Date.

     Section 1.03 Scope of Authority. Except as specifically provided in this Agreement, no Party shall have any authority to bind or act for or assume any obligations or responsibilities on behalf of any other Party; provided, however, that the LLC may perform certain obligations or responsibilities of the Developer pursuant to agreements between the Developer and Trump. Neither the Developer nor the LLC shall be responsible or liable for any indebtedness, obligation or expense of any other party, whether or not related to the Property or the Project, incurred or arising either before or after the execution of this Agreement, by virtue of this Agreement. This Agreement shall not be deemed to create a joint venture, a general partnership or other business relationship between the Parties with respect to any activities whatsoever.

     Section 1.04 Term. The obligations of the Developer shall continue with respect to the Developer until the cessation of Riverboat Gaming Operations by the Developer.

                                 ARTICLE II

                       DEVELOPER MONETARY OBLIGATIONS

     Section 2.01 Developer's Investment Commitments. The Parties acknowledge and agree that the following are the


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Developer's commitments for capital improvements and/or expenditures in connection with the Project or for such other matters as set forth below (the "Investment Commitment(s)"):


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     Developer shall cause the following Investment Commitments to be satisfied:

                      Lakeside (dock improvements)*   $ 6,000,000
                      Pavilions & other gaming        $25,916,433
                        related developments*
                      Other enhancements              $12,023,567
                      Buffington Harbor
                      Land*                           $ 6,900,000
                      Demolition                      $ 2,200,000
                      Vessel (agreed lease value)     $20,000,000
                      Gaming, data processing and     $21,050,000
                        other equipment
                      Pre-opening deferred costs      $ 6,660,000
                      Payments-City                   $ 5,250,000
                      Off-site developments**         $10,000,000
                                                      -----------
                          TOTAL                      $116,000,000
                                                     ============


        *Funds expended by or to be expended by the LLC for pre-opening requirements. Allocation may change based on actual costs incurred.

             **The City agrees that the Investment Commitment with respect to off-site developments shall be fully satisfied by the Developer expending $5,000,000 toward off-site developments by the Developer during each of the years 1998 and 1999 for a total of $10,000,000 (the "Off-Site Developments").

        Subject to "Unavoidable Delays", the anticipated timing for the Investment Commitments is set forth in attached Schedule 2.01.

     Section 2.02 Joint Development. The Developer and Trump are members of the LLC. The operating agreement of the LLC contemplates that the LLC shall perform certain of the Investment Commitments and the City acknowledges and agrees that such Investment Commitments may be satisfied in whole or in part by capital improvements and expenditures by or on behalf of the LLC.

     Section 2.03  Computation.  The City acknowledges and

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agrees that the Developer has paid the sum of $250,000 to the City for reimbursement of pre-license, technical, oversight, negotiations, legal work, including litigation, appraisal work, site acquisition efforts and engineering, permitting and environmental activities (the "City Expenses"). Subject to pre-approval by the Developer, which pre-approval shall not be unreasonably withheld, the Developer shall reimburse the City 50% of the City Expenses incurred by the City on or from May




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27, 1995 to the date of this Agreement, in connection with the development of the Property. The Parties agree that the on-site Investment Commitments (i.e. the Investment Commitments other than the Off-Site Developments) shall be reallocated by applying the amount of the City Expenses reimbursed by the Developer against the line item "other enhancements", described above.

     Section 2.04 Reallocation. The City acknowledges and agrees that, in accordance with the terms of the Majestic Certificate, such line item figures set forth in Section 2.01 and the attached Schedule are subject to reasonable reallocation, subject to the review and comment of the City, after prior notice and an opportunity for comment to the City, and the approval of the IGC. Additionally, the City acknowledges and agrees, that in the event any other gaming facility, other than those of the Developer and Trump, commences operations in the City, the impact of such other gaming operations shall be quantified by the Developer and if such other gaming adversely impacts the Developer's operations, the Developer and the City shall, in good faith, negotiate an equitable adjustment of the Investment Commitments.

     Section 2.05  Additional Payments.

     (a) Pursuant to the Majestic Certificate it is agreed that the Developer shall pay the City an amount equal to 3% of its adjusted gross receipts, as defined in I.C. 4-33-2-2 ("AGR"), for each month in which the Developer conducts Riverboat Gaming Operations (the "AGR Commitment"). The AGR Commitment for a given month shall be paid on the 10th day of the following month. The City and Developer agree to reconcile the payments made by the Developer toward its AGR Commitment with the actual AGR within thirty (30) days of the close of each calendar quarter. Any overpayment of the AGR Commitment for the preceding quarter shall be applied toward the next installment(s) of the Developer's AGR Commitment due the City. The Developer agrees to pay any underpayment of its AGR Commitment with the next monthly installment due the City. If, upon agreement of the City and the Developer, the Developer expends or causes to be expended an amount in excess of the aggregate amount of the Investment Commitments, the AGR Commitment for the Developer shall be reduced, dollar-for-dollar, by the amount of such excess, by reducing the amount of such Developer's monthly installments of AGR until

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such excess is completely offset.

     (b) Except as otherwise explicitly provided in this Agreement, it is agreed between the Parties that the additional incentive payments provided in
(a) above are separate and apart from the total Investment Commitments and, except as explicitly provided in this Agreement, shall be made in addition to and



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not instead of payments and expenditures required by the Majestic Certificate as part of its Investment Commitments.

     Section 2.06 Impositions. If the Developer is obligated to pay an imposition, as hereinafter defined, by the City, that is Targeted, as hereinafter defined, the amount of such Targeted Imposition paid by the Developer shall be credited against the next succeeding monthly installment(s) of the AGR Commitment due from the Developer. As used herein, Targeted shall mean those acts or things which adversely affect the Developer, the LLC, the Property or the Project (or any part of use thereof), as the context permits to the exclusion of other property owners or lessees, or which treat the Developer, the LLC, the Property or the Project (or any part or use thereof) and other projects conducting gaming or similar operations as a class. As used herein an Imposition shall mean any of the following: (a) personal property taxes; (b) water, water meter and sewer rents, rates and charges; (c) license and permit fees; (d) charges for utilities, communications and other services rendered or used in or about the Project; (e) real property taxes and assessments; and (f) any and all federal, state, county and municipal governmental and quasi-governmental levies, fees, rents, assessments or taxes and charges, general and special, ordinary and extraordinary, foreseen and unforeseen, of every kind and nature whatsoever, and any interest or costs with respect thereto, which are (1) assessed, levied, confirmed, imposed upon, or would grow or become due and payable out of or in respect of, or would be charged with respect to, the Project or the Developer or the LLC and/or (2) encumbrances or liens on (i) the Project; (ii) any other appurtenances of the Project; or (iii) any personal property, equipment or other facility used in
the operation thereof.   The Developer acknowledges that the City has no
control over any other governmental entity or quasi-governmental entity in its taxing or fee charging. If any other body or entity, which is not under the City's control, is successful in imposing any tax or fee on the Developer, this does not affect the payments due the City from the Developer under this agreement.

     Section 2.07 Commencement of Investment. The City acknowledges and agrees that the Developer has expended substantial monies and otherwise commenced efforts to satisfy the Investment Commitments and other obligations prior to the date hereof pursuant to the terms of the Majestic MOU, the


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Majestic Certificate and the September 29, 1995 Agreement, as
applicable, which monies and efforts shall be credited against the Investment Commitments and other obligations of the Developer as described herein and in the Majestic MOU, the Majestic Certificate and/or the September 29, 1995 Agreement except as herein otherwise provided. The Developer shall



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provide the City with a statement reflecting such expenditures to date, promptly after execution of this Agreement.

     Section 2.08 The Developer's Investment Commitment Plans. Developer agrees to discuss with the City its plans for its 2.01 pavilions and other gaming related developments and other enhancements and its City's economic development and infrastructure projects.

                                 ARTICLE III

                          NON-MONETARY OBLIGATIONS

     Section 3.01 Performance and Payment Bonds. In accordance with the Majestic Certificate, the Developer shall comply with I.C. 4-33-6-9(b)(3) and IAC 2-1-7.

     Section 3.02 Insurance. In accordance with the Majestic Certificate, the Developer shall secure, at its sole cost and expense, the insurance required by I.C. 4-33-4-11 and 68 IAC 2-1-8, in minimum amounts determined by the IGC, prior to the commencement of Riverboat Gaming Operations. The Developer shall name the City on any commercial general liability insurance it obtains as an additional insured. The Developer shall obtain all workers' compensation insurance required by applicable statutes. Upon written request of the City, the Developer shall obtain all-risk business interruption insurance with an extended liability endorsement insuring the City for the continued payment of the AGR Commitment, and name the City as the insured on such insurance, provided that the cost of such insurance shall constitute a dollar-for-dollar reduction against the monthly installment of the AGR Commitment for the Developer, until such cost is completely offset.

     Section 3.03 Employment. The Developer shall endeavor to create 800 new full-time jobs in connection with the Project. The Developer shall have as a goal and endeavor to fill sixty-seven percent (67%) of such jobs with City residents and ninety percent (90%) of such jobs with residents from Lake County, Indiana. The Developer shall have as a goal and shall endeavor to employ a permanent workforce comprised of seventy percent (70%) from racial minority groups and fifty-two percent (52%) females. The Developer shall set forth policies to establish the statutory preferential hiring of residents of the


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City, pursuant to I.C. 4-33-14-9.  The Developer shall set forth policies to achieve the goals of Minority and Women's Business participation in excess of those set forth in I.C. 4-33-14, et. seq. The Developer shall cooperate with the Gaming Advisory Committee, which may be established by the City to assist the Developer in achieving the employment goals set forth herein.




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     Section 3.04  Unionized Labor.  The Developer will endeavor to maximize the use of unionized labor, paid at prevailing rates, consistent with the appropriate trade in connection with the construction of the Project, to the extent that such unionized labor can provide quality labor at competitive prices. Both the City and Developers agree to use their best efforts to encourage building trade unions to enter into project agreements with local contractors. The Developer shall cooperate with the Gaming Advisory Committee, which may be established by the City to assist the Developer in achieving the labor goals set forth herein.

     Section 3.05 Local Vendors. The Developer shall endeavor to use local suppliers and vendors in the development, construction, and equipping of the Project, with particular emphasis upon the inclusion of minority-owned ("MBE") and women-owned ("WBE") business enterprises as those terms are defined in the Act, provided that such suppliers and vendors can provide quality goods and/or services at competitive prices. The City encourages and the Developers agree they will use their best efforts to create the formation of joint ventures as that term is defined in I.C. 4-33-14-3 and to utilize the same as contractors and vendors in the project. For purposes of this Section, "local vendors" shall be deemed to be vendors located in the City of Gary or Lake County, Indiana. The Developer shall cooperate with the Gaming Advisory Committee, which may be established by the City to assist the Developer in achieving the supplier and vendor goals set forth herein.

     Section 3.06 Governmental Permits. The Developer shall endeavor to obtain and maintain all licensing, permitting and certification requirements for the lawful construction of the Project and operation of riverboat gaming, including but not limited to, zoning reclassifications and/or variances, site plan approval, Army Corps. of Engineers permitting United States Coast Guard certification and such other federal, state and local agency licensing, demolition, construction, permitting or certification requirements as are necessary for alcoholic beverage service, food service, construction, operation and maintenance and the overall public health (collectively, "Governmental Permits"). The City agrees to cooperate with the Developer's efforts to secure and maintain the Governmental Permits as required by this Section 3.06. Such cooperation shall include, but not be limited to, the City's joinder in such


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proceedings and applications as may be necessary to obtain or maintain
Governmental Permits, the Developer's right to bring such proceedings and applications in the City's name, the City's provision of such Governmental Permits from the City and the City's commencement and prosecution of such condemnation and other proceedings as may be necessary to furnish utilities or otherwise property rights



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to or for the Project, provided that the City shall not be liable for the payment of any costs or expenses in connection with any such proceedings or applications and the Developer shall reimburse and indemnify the City for its share of any and all reasonable costs or expenses that the City may incur in connection with any such proceedings or applications. In no event, however, shall the City's cooperation be deemed to require the City, or any agency or instrumentality thereof, to surrender or refrain from exercising its customary municipal authority regarding zoning approval, site plan approval, demolition and/or building permits or certificates of inspection and/or occupancy.

     Section 3.07 Compliance Reporting. The Developer shall, at its own expense, provide the City, as and when provided, the IGC information showing the amounts, percentages, identity, and nature of work of the work force of, and unionized labor utilized by the Developer, and the goods and services purchased from local vendors. The Developer shall submit to the City a report setting forth its disadvantaged hiring and contracting policy statement and program, which outlines the steps such Developer will undertake to endeavor to achieve its disadvantaged hiring and contract goals. Such report will be provided semi-annually during the first two (2) years of gaming operations and thereafter annually, thirty (30) days after the commencement of each fiscal year (or thirty (30) days after each six (6) month period, as applicable). The Developer shall (a) establish a hiring, training and promotion program that targets minorities, females or other segments of the population; establish an outreach program that assists minority and women business enterprises, as defined in I.C. 4-33-14-3, 4-33-14-4, in becoming aware of the Developers' contracting needs and requirements; and (b) specify policies concerning disadvantaged contracting.

     Section 3.08 Sanitary Sewer Access. The Developer shall utilize the sanitary sewer system of the City of Gary Sanitary District in connection with the Project.

     Section 3.09 Emergency Response Plan. The Developer shall maintain an emergency response plan that complies with all applicable governmental laws, rules and regulations.

     Section 3.10  Financial Reporting.  The Developer shall


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provide the City accurate reports of all expenditures made to satisfy the Investment Commitments in each calendar quarter. Such reports shall be certified as accurate by the Developer. The City shall have the right to audit, on an annual basis, the books and records of the Developer which pertain to such expenditures at times mutually convenient to the City and the Developer. In addition, each Developer shall provide the City, annually, within forty-five (45) days after



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the commencement of each fiscal year a budget indicating the Investment
Commitments which the Developer anticipates making in such fiscal year. The Developer shall maintain and keep, or shall cause to be maintained and kept, full and accurate books and records within the City of Gary or such other accessible location, of all business conducted or transacted relative to the Project, which may reasonably assist the City in determining the expenditures toward the Investment Commitment and the revenues supporting the AGR Commitment of the Developers. If the Developer maintains permanent records in a computerized or microfiche fashion, the Developer shall provide to the City, upon reasonable requests, a detailed index to the microfiche or computerized record, which must be indexed. The books and records shall be retained and stored pursuant to such policies currently in effect for the City.

     Section 3.11 Meeting with City. The Developer agrees to meet jointly with the City (the City, consisting of representatives from the Mayor's office and representatives of the Gary Common Council) on an annual basis to discuss and explain the plans of the Developer and the Project. At such meeting, the Developer shall also discuss (1) the status of the Investment Commitments and the expenditures relating thereto and (2) its efforts in connection with the matters set forth in Sections 3.03, 3.04 and 3.05, as well as the programs established by the Developer in connection therewith.

     Section 3.12 Master Site Plan. At such time as the Developer or the LLC has completed a site plan for the development and construction of the improvements necessary to operate gaming operations at a permanent harbor to be located on the Property (the "Master Site Plan"), the Developer shall submit such Master Site Plan to the City. The City shall have thirty (30) days from the receipt of the Master Site Plan to present to the Developer any comments in writing to the Master Site Plan.

     Section 3.13 Utility Relocation. The Developer acknowledges that certain gas, electric, water, telephone or other utility lines and facilities will be relocated as a result of the construction of the Project. The City shall assist the Developer or the LLC in negotiations with the appropriate utility companies for the relocation of their utility lines and facilities and use its best efforts to effect such relocation at


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no cost to the Developer.  As and to the extent required by the Developer or the LLC, the Developer or the LLC shall, at its own expense, relocate any utilities not relocated through the City's efforts as described above.

     Section 3.14 Marketing Program. The Developer shall cooperate with the City in formulating and executing a



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marketing program for the City which will promote both the Project and the
City.

                                 ARTICLE IV

                              SALE OR TRANSFER

     Section 4.01 Non-Licensure or Transfer. The Developer may transfer or assign its rights and obligations under this Agreement to an entity that is an applicant for or the holder of a license to own and operate a riverboat gaming venture in Gary, Indiana (a "License"), in the event that (i) the IGC does not grant a License to the Developer, (ii) the Developer's License is terminated or revoked, or (iii) the Developer transfers its interest in the Project, provided that the transferee assumes the transferring Developer's obligations to the City under this Agreement. In such event(s), the City shall, upon its written consent, which shall not be unreasonably withheld, concurrently with such assignment, release the Developer from its obligations under this Agreement.

                                  ARTICLE V

                                  REMEDIES

     Section 5.01  Damages for Abandonment.

     As the sole and exclusive remedy by the City against the Developer for (1) the Developer's abandonment of the Project after receiving a License, or (2) breach by the Developer of its obligations hereunder to satisfy the Investment Commitments within the time set forth in Schedule 2.01:

                  (i) the Developer agrees to pay a "default payment" in the amount of the City's damages for the Developer's failure to complete the "other enhancements-Buffington Harbor" in the time provided in Schedule 2.01, which damages shall not exceed (i) $12,000,000 from the date of opening of Riverboat Gaming Operations by the Developer at the Property ("the Opening Date") until the first anniversary thereof, (ii) $11,000,000 from and after the first anniversary of the Opening Date until the second anniversary of the Opening Date,

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             (iii) $9,000,000 from and after the second anniversary of the
             Opening Date until the third anniversary of the Opening Date, (iv) $6,000,000 from and after the third anniversary of the Opening Date until the fourth anniversary of the Opening Date, and (v) $3,000,000 from and after the fourth anniversary of the Opening Date until the fifth anniversary


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             of the Opening Date, after which time said liability shall be extinguished. The liability of the Developer hereunder shall be guaranteed by Barden Development, Inc. pursuant to a Guaranty in the form of Schedule 5.01 attached hereto.

             (ii) In addition, the City would have the right to obtain the benefits of the letter of credit or bond required pursuant to
             Section 3.01 of this Agreement, as permitted by the IGC and applicable Indiana law, for damages resulting from the Developer's failure to complete the Off-Site Developments as set forth in
             Section 2.01.

     Section 5.02 Other Defaults. Should the Developer default in the performance of any obligation under this Agreement other than those contemplated under Section 5.01 and (i) such default continues uncured for a period of more than thirty (30) days after the receipt by such Developer of written notice from the City regarding the nature of said default, or (ii) if the default is of such a character as to require more than thirty (30) days to cure, then if the Developer shall fail within said thirty (30) day period to commence and thereafter proceed diligently to cure such default, then the City shall have the right to pursue such remedies as may be available at law or in equity in accordance with the provisions of Section 6.06 below.

     Section 5.03 Effect of Default By Trump. The City acknowledges and agrees that a default by a Trump under its agreements with the City shall not:
(a) create a default by the Developer, or (b) provide the City with any rights or remedies against the Developer or the LLC.

                                 ARTICLE VI

                                MISCELLANEOUS

     Section 6.01 Prior Agreements, Amendments, and Captions. This Agreement and the September 29, 1995 Agreement, including the Schedules attached hereto, sets forth the entire agreement between the Parties and supersedes all prior and contemporaneous agreements, understandings, warranties or

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representations and may be cancelled, modified or amended only by a written instrument executed by the Parties to be bound thereby. The captions are used only as a matter of convenience and are not to be considered a part of this Agreement nor to be used in determining the intent of the Parties to it.

     Section 6.02 Notices; Addresses. All notices under this Agreement shall be in writing and shall be delivered by personal service, or by certified or registered mail, postage



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prepaid, return receipt requested, to the Parties at the addresses herein set forth.

The addresses for notices are as follows:


Developer:                      Don H. Barden
                                Barden Development, Inc.
                                400 Renaissance Center, Suite 2400
                                Detroit, MI  48243

                                With a copy to its counsel:

                                Judy A. O'Neill, Esq.
                                Michael A. Lesha, Esq.
                                Dykema Gossett PLLC
                                400 Renaissance Center
                                Detroit, MI  48243


City:                           City of Gary, Indiana
                                Honorable Scott King, Mayor
                                401 Broadway, 2nd Floor
                                Gary, IN  46402

                                With a copy to its counsel:

                                Nick Thiros, Esq.
                                Cohen & Thiros
                                Westin Court
                                200 East 90th Drive
                                Merillville, IN  46410-8102

     Section 6.03 Validity. In the event that any provision of this Agreement shall be held to be invalid or unenforceable, the same shall not affect in any respect whatsoever the validity or enforceability of the remainder of this Agreement.

     Section 6.04 Governing Law. This Agreement has been entered into in the State of Indiana and all questions with respect to this Agreement and the rights and liabilities of the Parties shall be governed by the laws of Indiana.


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     Section 6.05  Timeliness.  The Parties agree that time is of the essence with respect to each and every promise, covenant, obligation and duty under this Agreement, and will make every reasonable effort to expedite each and every provision hereof. For purposes of this Agreement, Unavoidable Delays shall mean any delay not caused by the Developer, including, but not limited to, any delay caused by strikes, lockouts, pickets, inclement weather, acts of God, contractors,


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subcontractors and suppliers, availability of materials, civil commotion, governmental restrictions, governmental approvals or permits, including delay in the receipt thereof, required third party consents, including delay in the receipt thereof, fire or other casualty or other causes beyond the reasonable control of the Developer.

     Section 6.06 Arbitration. In the event that any controversy or claim, except those pertaining to any default set forth in Section 5.01, the controversy or claim shall be settled by binding arbitration at Indianapolis, Indiana, in accordance with the rules of the American Arbitration Association, and judgment on the award may be entered in any court having jurisdiction thereof. In the event of arbitration, the Developer and the City shall select an arbitrator. Those selected arbitrators shall in turn appoint an additional arbitrator or arbitrators such that the number of arbitrators is an odd number, and the arbitrators so chosen shall comprise the arbitration panel. The costs and expenses of the arbitration shall be borne by the Party found liable by the arbitrators in amounts as the arbitrators may award.

     Section 6.07 No Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third parties. Trump shall not have any rights or remedies against the Developer or the LLC by virtue of this Agreement.

     Section 6.08 Authority. Each of the Parties represents that it has the full right and authority to enter into this Agreement and to fully perform its obligations hereunder. The persons executing this Agreement represent and warrant that each has the authority to execute in the capacity stated and to bind the Party such person purports to bind.

     Section 6.09 Confidentiality. The City agrees that all reports, budgets, business plans and other market, financial and business information furnished to the City by or on behalf of the Developers or the LLC and the information contained therein ("Proprietary Information") contain confidential proprietary information. The City agrees to hold the Proprietary Information in confidence, not to disclose the Proprietary Information to any other person or entity and not to use the Proprietary Information for any purpose other than

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monitoring the Developer's compliance with its undertakings under this
Agreement. Prior to receiving any Proprietary Information, the City agrees to take such action, including enacting appropriate ordinances, as necessary to enable the City to comply with its confidentiality obligations under this
Section 6.09.


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


     The Parties have duly executed this Agreement as of the date first set forth above.


                                        "DEVELOPER":


                                         THE MAJESTIC STAR CASINO, LLC
                                         By:  Barden Development, Inc.
                                         Its: Member


                                         By: Don H. Barden
                                            -----------------------
                                         Its:
                                             -----------------------


                                         GARY RIVERBOAT GAMING, LLC

                                         By:  BARDEN MANAGEMENT, INC.
                                         Its:  Manager



                                         BY: Don H. Barden
                                            ----------------------
                                            Don H. Barden
                                         Its:  President



                                         "THE CITY:"

                                         CITY OF GARY, INDIANA


                                         By: Scott King
                                            ----------------------
                                            Scott King, Mayor




                                     29